EXHIBIT 10.01.2

MANAGEMENT AGREEMENT

AGREEMENT dated as of June 8, 2001, by and between Praxis Capital Management, LLC, a Delaware limited liability company (the “Management Company”), and Praxis Capital Partners, a Delaware limited liability company (the “General Partner”).

1.                          Definitions.  The capitalized terms used without definition in this Agreement have the respective meanings specified in the Limited Partnership Agreement of Praxis Capital Ventures, L.P. (the “Fund”), dated as of the date hereof (the “Fund Agreement”), the Limited Liability Company Operating Agreement of the General Partner, dated as of the date hereof (the “GP Agreement”) and the Limited Liability Company Operating Agreement of the Management Company, dated as of the date hereof (the “Management Company Agreement”), as each may be amended from time to time.

2.                                   Payment of Expenses. The Management Company agrees to assume and pay all of its own costs and expenses incurred by it in providing the Services described in Section 4 below. However, the Management Company shall be entitled to be reimbursed for certain Fund Expenses, incurred at the request of the General Partner, subject to and in accordance with the terms of Sections 2.4 and 4.3 of the Fund Agreement. The payment by the Fund of Fund Expenses as provided for in Section 4.2 shall be due and payable on a regular basis as billed. All Fund Expenses paid by the Fund shall be made against appropriate supporting documentation.

3.                                   Portfolio Company Remuneration. Any directors fees or other remuneration (whether cash or otherwise) received from a Portfolio Company by the Management Company or the General Partner or any of the members, officers, directors, agents or affiliates thereof shall be remitted to or retained by the Management Company, but 50% of such fees or remuneration shall be credited against the Management Fee.

4.                                   Management Company Duties.

(a)                              The Management Company shall manage the day-to-day business and affairs of the Fund, including identifying companies which present attractive investment opportunities, structuring and negotiating the terms and conditions of each investment or acquisition, arranging for all necessary financing and after consummation, monitoring the progress of and providing managerial assistance and/or strategic advice to the investments (the “Portfolio Companies”).

(b)                             The Management Company shall also perform the following investment advisory and administrative services (the “Services”) in connection with the operation of the Fund:

(i)                                Maintaining accounting records for the Fund and the General Partner;

(ii)                             Annual financial and tax reporting for the Fund and tax reporting for the General Partner (provided that the audit expenses shall be paid by the Fund as Fund Expenses as set forth in Section 4.2 of the Fund Agreement);

(iii)                          Managing capital contributions and cash flow requirements for the Fund, including short-term investing (commercial paper);

(iv)                         Investor relations with respect to the Limited Partners;

(v)                           Consulting with the General Partner or Investment Committee on matters relating to the Fund or investment management on a reasonable basis;

(vi)                        Monitoring the performance of the Portfolio Companies;

(vii)                     Retaining files pertaining to the Portfolio Companies and certificates and other evidences of ownership of the Portfolio Securities as may be necessary to enable the Fund to comply with its reporting and other obligations to its Limited Partners; and

(viii)                   Providing other administrative and support services customarily provided by a management company to a private equity fund.

(c)             The Management Company agrees not to engage in any activities that would cause the Fund to violate its obligations under the Fund Agreement.

(d)            Notwithstanding the services provided by the Management Company hereunder, the Management Company acknowledges that it shall not be authorized to manage the affairs of, act in the name of or bind the Fund. The management, policies and operations of the Fund shall be the responsibility of the General Partner of the Fund acting pursuant to and in accordance with the Fund Agreement and all decisions relating to Fund matters, including the selection and management of the Fund’s investments, shall be made by the General Partner acting pursuant to and in accordance with the Fund Agreement.

5.                 Services Fee. As set forth in the Fund Agreement, the Management Company, as compensation for services rendered in the management of the Fund, shall earn the Management Fee, payable quarterly in advance, and equal to 2.0% per annum of the aggregate Subscriptions of all Limited Partners for each fiscal year (or portion thereof), and as set forth in Section 4.3 of the Fund Agreement.

6.                  Representations and Warranties of the Management Company. The Management Company, by execution of this Agreement, hereby represents to the Fund as follows:

(a)             The Management Company is a limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the authority to carry on its business as now being conducted and the authority to execute, deliver, and perform this Agreement. The Management Company is duly qualified to transact business and is in good standing in every jurisdiction in which the character of the business conducted by it or permitted to be conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Management Company.

(b)            The Management Company has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement, and this Agreement is a valid and binding obligation of the Management Company enforceable against it in accordance with its terms, except as may be limited by federal and state laws affecting the rights of creditors generally, and except.as may be limited by legal or equitable remedies.

(c)             The Management Company has made, obtained, and performed all registration, filings, approvals, authorizations, consents, licenses, or examinations required by any government or governmental authority, domestic or foreign, in order to execute, deliver and perform this Agreement.

(d)            Neither the execution, delivery, nor performance of this Agreement by the Management Company will violate any law, statute, order, rule or regulation or judgment, order or decree by any federal, state, local or foreign court or governmental authority, domestic or foreign, to which the Management Company is subject, nor will the same constitute a breach of, or default under, provisions of any agreement or contract to which it is a party or by which it is bound.

(e)          The execution, delivery and performance of the Management Agreement by the Management Company will not (i) violate the organizational documents of the Management Company, (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material contract by which it is bound, (iii) violate any court order by which the Management Company is bound or affected, (iv) violate any applicable laws that could have a material adverse effect on the Management Company or the performance of the Management Company’s duties and obligations under this Agreement, or (v) require the filing or registration with, or the approval, authorization, license or consent of, any court or governmental department, agency or authority which has not already been duly and validly obtained.

7.                                  Standard of Care.

(a)                             The Management Company agrees to discharge its duties, with respect to any Portfolio Company and the activities of the General Partner and the Fund (i) in a manner which it believes to be in the best interest of the General Partner and the Fund and their respective partners or members, and (ii) with the reasonable care, skill and diligence customary to investment advisors in the U.S. venture capital industry. The Management Company further agrees that at all times during the term of this Agreement it will comply with all laws, rules, and regulations of any governmental authority or agency having applicability to its activities and the transactions contemplated by this Agreement, and that it will perform such activities in accordance with the standards of care set forth in this Section 7.

(b)                            The Management Company hereby covenants and agrees that it shall immediately notify the General Partner: (i) if it fails to comply with, or will for any reason be unable to comply with, any material term or provision of this Agreement; (ii) of any change in the Management Company’s officers, directors, employees, or agents who are providing services under this Agreement or to any material adverse change in the Management Company’s condition, financial or otherwise, or in its business, organization, or any change which is or might be materially adverse to the Management Company, or its ability to provide services hereunder; and (iii) following the occurrence of any happening or event which would cause any representation or warranty of the Management Company in Section 6 hereof, to be no longer true and correct in all respects provided that nothing in the preceding sentence shall detract from or modify any representation or warranty made by the Management Company in Section 6 hereof.

(c)                            The Management Company agrees to establish, maintain and use its reasonable best efforts to enforce for its officers, directors, employees and agents policies against disclosure of confidential information and trading on “inside information” in violation of federal and state securities laws.

8.                                 Arbitration.

(a)                            Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof or concerning the provisions of this Agreement or their application to any state of facts or the rights or equities of any of the parties hereto shall be resolved by final and binding arbitration conducted by one arbitrator in New York, New York, in accordance with the then-current AAA Rules as modified by this Section 8 and the provisions of the other provisions of this Agreement under which such arbitration is invoked.

(b)                           The arbitrator shall be selected by mutual agreement of the Management Company and the Managers of the Fund or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be reasonably familiar with the operations of private investment fluids similar to the Fund. The parties shall bear the costs of the arbitration equally, subject to the proviso of Section 8(d) below.

(c)                            The parties shall have the right of limited pre-hearing discovery, in accordance with the U.S. Federal Rules of Civil Procedure, as then in effect, for a period not to exceed sixty (60) days.

(d)                            As soon as the discovery is concluded, but in any event within thirty (30) days thereafter, the arbitrator shall hold a hearing in accordance with the aforesaid AAA Rules. Thereafter, the arbitrator shall promptly render a written decision, together with a written opinion setting forth in reasonable detail the grounds for such decision. Any award by the arbitrator in connection with such decision may also provide that the prevailing party shall recover its reasonable attorneys’ fees and other costs incurred in the proceedings, in addition to any other relief which may be granted.

(e)                             Judgment may be entered in any court of competent jurisdiction to enforce the award entered by the arbitrator.

9.                                  Amendment. This Agreement can be modified or amended only by a writing signed by the parties hereto, provided, however, that the parties shall not amend this Agreement in a manner that is inconsistent with, or would result in a breach of, the Fund Agreement or the Management Company Operating Agreement.

10.                           Term of Agreement. Commencing on the date hereof, services will be performed hereunder until the earliest to occur of (a) the expiration of the term of the Fund as set forth in the Fund Agreement (including any extensions thereof) plus one year from the end of said term or (b) such time as liquidation of the Fund is completed. However, if the Fund is dissolved prior to expiration of its specified term, this Agreement shall terminate one year from the date of such dissolution or upon completion of the liquidation of the Fund, whichever is sooner.

11.                           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.                           Sole Agreements. This Agreement and the Fund Agreement reflect the sole understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements or understandings between the Fund and the Management Company with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the day and year first above written.

PRAXIS CAPITAL MANAGEMENT, LLC

By:	/s/ Peter L. Venetis
Peter L. Venetis
Managing Director

PRAXIS CAPITAL PARTNERS, LLC

By:	/s/ Peter L. Venetis
Peter L. Venetis
Managing Director